Contact: Rob Jorgenson
724-465-5448

TO BE RELEASED
9:00 a.m., Tuesday, March 18, 2008

S&T Bancorp Declares Quarterly Cash Dividend

Indiana, Pennsylvania - The Board of Directors of S&T Bancorp, Inc. (NASDAQ: STBA) declared a $0.31 per share cash dividend at its regular meeting held March 17, 2008. The dividend is payable April 25, 2008 to shareholders of record on April 1, 2008. This dividend represents a 3.3 percent increase over the same period last year and a 4.1 percent annualized yield using the March 17, 2008 closing price of $30.56.

Headquartered in Indiana, PA, S&T Bank, the principal subsidiary of S&T Bancorp, Inc. operates 46 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $3.4 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market System under the symbol STBA.